Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 87 and Amendment No. 88 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of VanEck VIP Trust and to the incorporation by reference of our reports dated February 14, 2020 on VanEck VIP Global Hard Assets Fund, VanEck VIP Emerging Markets Fund, VanEck VIP Emerging Markets Bond Fund (formerly, VanEck VIP Unconstrained Emerging Markets Bond Fund) and VanEck VIP Global Gold Fund (four of the funds constituting VanEck VIP Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019.

/s/ Ernst & Young

New York, New York
April 24, 2020